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                                                                   EXHIBIT 10(c)


                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                                       OF
                             FIRST UNION CORPORATION


                   (As amended and restated February 20, 2001)






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                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                           OF FIRST UNION CORPORATION


1.       ELIGIBILITY

         Each member of the Board of Directors of First Union Corporation (the "Company"), who is not an employee of the Company or any of its subsidiaries, is eligible to participate in the Deferred Compensation Plan for Non-Employee Directors of the Company (the "Plan"). The term "Director" means (i) a non-employee director of the Company, (ii) any special advisory consultant of the Company appointed as such pursuant to the resolutions adopted by the Board on December 16, 1997, as the same may be amended from time to time, and (iii) any other special advisory consultant or director of any of the Company's subsidiary banks designated by the Human Resources Committee of the Board to be a participant in the Plan, and the term "Board" means the Board of Directors of the Company.

2.       ADMINISTRATION

         The Plan shall be administered by the Human Resources Committee of the Board (the "Committee"). The members of the Committee shall be appointed by the Board. The Committee shall have full power and authority to interpret the terms of the Plan, to determine all questions arising in the administration of the Plan, and to adopt such rules and procedures as it may deem advisable for the administration of the Plan.

3.       DEFERRAL ELECTIONS

                  (a) On or before April 17, 1990, each Director may irrevocably elect (i) to have all or any part (stated as a percentage) of the fees and retainers ("Fees") for services as a Director (including fees payable for services as a member of a committee of the Board) that would otherwise be payable during the remainder of 1990 deferred under the Plan and credited to an interest account ("Interest Account") and/or to a stock account ("Stock Account"), and (ii) to have all or any part (stated as a percentage) of the balance in the Interest Account as of April 17, 1990, transferred to the Stock Account.

                  (b) Prior to January 1 of each year, commencing with January 1, 1991, each Director may irrevocably elect to have all or any part (stated as a percentage) of the Fees that would otherwise be payable during the following calendar year deferred under the Plan and credited to the Interest Account and/or the Stock Account.

                  (c) Any person who shall become a Director during any calendar year, and who was not a Director on the preceding December 31, may irrevocably elect, before his or her term begins, to have all or any part (stated as a percentage) of the Fees that would otherwise be payable for the remainder of such calendar year deferred under the Plan and credited to the Interest Account and/or the Stock Account.

4.       DEFERRED COMPENSATION ACCOUNTS

                  (a) Amounts credited to the Interest Account pursuant to
         Section 3 hereof during each calendar year shall be credited with interest as of the following December 31 in an amount equal to the Director's average month-end balance in the Interest Account during such calendar year multiplied by an interest rate equal to (i) the average prime rate of interest charged for commercial loans as of the last day of each calendar quarter (March 31, June 30, September 30 and December 31) by a commercial bank selected by the Committee, or (ii) such other interest rate as the Committee may otherwise determine.

                  (b) Amounts credited to the Stock Account pursuant to Section 3 hereof shall be deemed to be invested in a theoretical number of units of Common Stock of the Company (the "Common Stock") obtained by dividing the dollar amount of such amounts by the Market Value Per Share, as defined below, on the date such amounts are transferred from the Interest Account to the Stock Account or the date deferred Fees would otherwise be payable to the Director, as applicable. The number of such units shall be computed to four (4) decimal places. From time to time additional units shall be credited to the Stock Account in amounts equal to:

                      (i) the amount of any cash dividend (or the fair
                  market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Director would have received if on the record date for such dividend the Director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account, divided by the Market Value Per Share on the date such dividend is paid; and


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                           (ii) the number of full and fractional shares of
                  Common Stock which the Director would have received if on the record date for a dividend which is to be paid in Common Stock, the Director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account.

                  The Stock Account shall also be appropriately adjusted for any change in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, or any similar change affecting the Common Stock.

                  (c) For purposes of the Plan, Market Value Per Share is defined as the last sale price per share on the date of reference for shares of Common Stock as reported on the New York Stock Exchange on such date (or, if such date shall not be a business day, the next preceding day which shall be a business day). If no sale occurs on such date, the Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs.

                  (d) Prior to April 1, 2001 for the year 2001 and prior to January 1 of each year thereafter, each Director participating in the Plan may elect to have all or any part of the balance credited to such Director's Interest Account or Stock Account, as applicable, transferred to a Stock Account or Interest Account, as applicable. Such election shall not alter the election of such Director under Section 3 of this Plan.

5.       DISTRIBUTIONS

                  (a) Effective as of the date a Director ceases to be a Director (the "Termination Date"), the Director shall make an irrevocable election to either (i) maintain such Director's participation in the Stock Account during the distribution period referred to in Section 5(b), or (ii) transfer the value of the units in such Director's Stock Account, if any, to the Interest Account, based on the Market Value Per Share of the number of units (including fractions) credited to the Stock Account on such Termination Date, during the distribution period referred to in Section 5(b). A Director participating in the Interest Account prior to the Termination Date shall continue to participate in the Interest Account during the distribution period referred to in Section 5(b).

                  (b) The balance in a Director's Interest Account or Stock Account, as elected pursuant to Section 5(a), shall be distributed in annual installments payable over a period of ten (10) years beginning in January of the calendar year immediately following the Termination Date, the amount of each installment being equal to the account balance multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installment payments remaining.

                  (c) If a Director should die before full payment of the balance in his or her Interest Account or Stock Account, as applicable, the remaining balance shall be paid in a lump sum to his or her designated beneficiaries or estate, as applicable, as promptly as practicable following the death of the Director.

                  (d) If a Director ceases to be a Director and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with the Company, or any subsidiary of the Company, the entire balance in such Director's Interest Account or Stock Account, as applicable, may, if directed by the Committee in its sole discretion, be paid to such Director in a lump sum.

                  (e) Pending distribution pursuant to this Section, amounts credited to the Interest Account shall continue to accrue interest at the rate stated in Section 4(a) hereof. Pending distribution pursuant to this Section, amounts credited to the Stock Account shall continue to accrue in accordance with Section 4(b) hereof.

                  (f) In its sole and absolute discretion, the Committee may (i) cause the distribution payable to a Director pursuant to subparagraph
         (b) above to be paid to such Director in any other form of payment other than that specified in such subparagraph, and (ii) in the case of a Director who becomes a director of any of the Company's subsidiaries, extend the Termination Date until the date the Director ceases to be director of such subsidiary or subsidiaries.

6.       DESIGNATION OF BENEFICIARY

         A director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under
Section 5 of the Plan upon the Director's death. At any time, and from time to time, any such designation may be changed or cancelled by the Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of the Company and shall not be effective until received by the Secretary of the Company. If a Director designates more than one beneficiary, any payments under Section 5 of the Plan to such beneficiaries shall be


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made in equal shares unless the Director has designated otherwise, in which case the payments shall be made in the shares designated by the Director. If no beneficiary has been named by a Director, payment shall be made to the Director's estate.

7.       AMENDMENT AND TERMINATION

         The Board may at any time amend or terminate the Plan; provided no such amendment or termination shall alter or impair existing rights of a Director under the Plan.

8.       MISCELLANEOUS

                  (a) Nothing in the Plan shall be construed as conferring upon any Director any right to continue as a member of the Board.

                  (b) The crediting of units to the Stock Account under Section 4(b) hereof shall not be deemed to create for any Director any interest in any class of equity securities of the Company.

                  (c) Nothing in the Plan shall be construed as giving any Director or any other person any equity or interest of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for payments due under the provisions of the Plan, any Director and any other persons having a claim for payments shall be unsecured creditors of the Company.

                  (d) Nothing contained in the Plan shall be construed so as to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest.

                  (e) The rights and benefits of a Director under the Plan are personal to the Director, and neither the Director nor any designated beneficiary shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made under the Plan, except as provided in Section 6 hereof. The provisions of the Plan shall inure to the benefit of the Director's designated beneficiaries, executors and administrators, and shall be binding upon the Company's assigns and successors in interest.

                  (f) The Plan shall be interpreted in accordance with, and all rights thereunder shall be governed by and construed in accordance with, the laws of the State of North Carolina.